Exhibit 99.1

KEYSPAN                                                         NEWS
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CORPORATION                                            For Immediate Release





Contacts:  Investors                                       Media Relations
           George Laskaris                                 Andrea Staub
           718.403.2526                                    516.545.5052
                                                           516.824.1241 (pager)


                    KEYSPAN APPOINTS ROBERT J. FANI PRESIDENT
                           AND CHIEF OPERATING OFFICER

     Brooklyn, New York, September 26, 2003 --- KeySpan Corporation (NYSE:KSE) today announced the appointment of Robert J. Fani as President and Chief Operating Officer, effective October 1, 2003. The appointment was announced by Robert B. Catell, Chairman and Chief Executive Officer, to whom Mr. Fani will report.

     "Bob Fani has distinguished himself across a spectrum of leadership roles at KeySpan over the last 27 years. He brings leadership and strong management skills to the day-to-day execution of our near and long-term strategies," said Mr. Catell.

     Wallace P. Parker Jr., will continue in his position as President of KeySpan's Energy Delivery and Customer Relationship Group. In this position, he is responsible for the Gas Business Unit, the fifth largest natural gas utility in the United States. He also will continue in his role as CEO of KeySpan Services, Inc., leading KeySpan's Home Energy Services, Business Solutions and Communications businesses. Mr. Parker brings a strong management background to his role, having served the company in a wide variety of management positions since joining KeySpan in 1971.


     Also effective October 1st, Steven L. Zelkowitz, currently Executive Vice President and Chief Administrative Officer at KeySpan, is appointed to President of KeySpan's Energy Assets and Supply Group which includes the company's electric business, energy trading and supply business, and KeySpan Energy Development Corporation. As Chief Administrative Officer, Mr. Zelkowitz demonstrates broad industry knowledge coupled with regulatory affairs expertise.


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     "These  appointments  are an  important  step  in our  Board's  disciplined succession process, as Messrs. Fani, Parker and Zelkowitz continue to partner with me in the Office of the Chairman," said Mr. Catell. "They represent the depth and continuity of the KeySpan leadership team and assure KeySpan shareholders of the excellence of our company going forward."



     A member of the  Standard & Poor's 500 Index,  KeySpan  Corporation  (NYSE:
KSE) is the largest distributor of natural gas in the Northeast with 2.5 million customers, operating regulated natural gas utilities in New York, Massachusetts and New Hampshire under the KeySpan Energy Delivery service company. This customer focused business is complemented by the Energy Services business which offers a portfolio of energy-related products, services and solutions to homes and businesses under the KeySpan Home Energy Services and KeySpan Business Solutions companies. KeySpan is also the largest investor owned electric generator in New York State. We own approximately 6,400 MW of generating capacity, which provides power to 1.1 million LIPA customers on Long Island and supplies 25% of New York City's capacity needs. In addition to these assets, KeySpan has strategic investments in natural gas exploration, production, pipeline transportation, distribution and storage, and Canadian gas processing. KeySpan has headquarters in Brooklyn, Boston and Long Island and 12,000 employees. For more detailed financial and strategic information, please visit our Investor Relations web page at http://investor.keyspanenergy.com.


















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